Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into by and between Eric Kaldjian (hereafter referred to as “Dr. Kaldjian” or “You”) and Transgenomic, Inc., a Delaware corporation, and its subsidiaries (hereafter referred to jointly as “Transgenomic” or “the Company”).

WHEREAS, Transgenomic and Dr. Kaldjian agree that Dr. Kaldjian’s employment with the Company will end as of April 9, 2010; and

WHEREAS, Transgenomic and Dr. Kaldjian desire to resolve any and all issues, disputes, claims or causes of action Dr. Kaldjian has or may have against Transgenomic without any continuing disputes, differences or litigation between them;

NOW, THEREFORE, in consideration of the above premises and mutual promises contained herein, Transgenomic and Dr. Kaldjian agree as follows:

1.     Consideration.     Dr. Kaldjian expressly acknowledges that he is receiving a benefit not routinely provided and not already owed to him in consideration for entering into this Agreement, which includes, among other things, waiver and general release, confidentiality and nonsolicitation clauses. This additional benefit, and the conditions under which it is offered, is as follows:

(a)     Unless this Agreement is revoked by either party pursuant to Paragraph 19 herein ,the Company will pay Dr. Kaldjian the gross amount of $157,500.00 to be divided over a nine month period, pursuant to Paragraph 1(b) herein.

(b)     Payments shall be made after this Agreement is signed and returned to the Company by Dr. Kaldjian, by way of a check payable to Dr. Kaldjian, less applicable taxes and withholding; the first payment shall be made on the first regularly scheduled payroll following the eighth day after this Agreement is signed and returned to the Company by Dr. Kaldjian.

Dr. Kaldjian expressly acknowledges that the above payments include consideration for the waiver and release provided below. Dr. Kaldjian further expressly agrees that all unvested Company stock options issued to him pursuant to his relationship with the Company shall immediately terminate and all rights thereunder shall cease as of the effective date of his termination. Dr. Kaldjian further expressly agrees that all vested stock options issued to him shall terminate and all rights thereunder shall cease 90 days after the effective date of his termination. Dr. Kaldjian acknowledges that he is entitled to no further compensation or remuneration from the Company other than that which is set forth in this Paragraph 1.

Dr. Kaldjian expressly acknowledges that the above payments include consideration for the waiver and release provided below.

2.     Waiver and Release.     You fully and completely release and will not sue or file any action against, directly or indirectly, the Company and its subsidiaries, and each of their current or former officers, directors, shareholders, employees, consultants, agents, predecessors, successors and assigns (collectively, “the Released Parties”) from and concerning any and all claims, causes of action and demands of any kind whatsoever, whether known or unknown, contingent or noncontingent, that You may now or in the future have against the Released Parties which arose on or before the date that You sign this Agreement. These claims include, but are not limited to, compensation claims, employment discrimination actions under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”), the Nebraska Age Discrimination in Employment Act, the Americans with Disabilities Act (“ADA”), the Employment Retirement Income Security Act (“ERISA”), and any other federal, state or local human rights, civil rights, labor, employment, contract, tort or other laws, including, but not limited to, any claims under the Nebraska Fair Employment Practices Act (“NFEPA”) and the Nebraska Civil Rights Act, and which are based on your employment with or separation from Company or any other relationship with the Released Parties. This release shall not affect any of Company’s obligations to You under this Agreement. This release is not intended to waive any rights or claims of yours that may arise after the date You sign this Agreement. You will indemnify and hold the Released Parties harmless from any damages, including attorneys’ fees, for any action.

3.     Representations.     As a material inducement to the Company to enter into this Agreement, Dr. Kaldjian represents that he has no pending complaints, charges or actions against any of the Released Parties or with any local, state or federal agency or court arising from his employment relationship with or separation from the Company. Dr. Kaldjian further represents and warrants that he has not assigned, alienated or in any other way transferred (in whole or in part) to any other person, organization or entity not bound by this Agreement any claims, demands, losses, actions or rights of action, known or unknown, of whatever character and nature, arising from or related in any way to any claim he may have against any Released Party.

4.     Non-Disparagement.     Dr. Kaldjian agrees not to directly or indirectly disparage the Company in any way to friends, family, former coworkers, individuals in the community, vendors, suppliers, customers, current or former employees of the Company, the news media or any other individual or entity, nor will he encourage others to disparage the Company or any other Released Party.

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5.     Confidential information.

(a)     Company information.     Dr. Kaldjian agrees that, in accordance with the Employee Confidentiality Agreement signed on December 8, 2008 (the “Confidentiality Agreement”), the terms of which are hereby acknowledged and incorporated herein, he is to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any confidential information (“Confidential information”) of the Company that Dr. Kaldjian obtained or created, by whatever means, during his employment with Transgenomic, Dr. Kaldjian further agrees not to make copies of such Confidential Information except as authorized by the Company. Dr. Kaldjian understands that Confidential Information includes, but is not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom Dr. Kaldjian called or with whom Dr. Kaldjian became acquainted during the employment relationship, if any), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information created by Dr. Kaldjian or disclosed Dr. Kaldjian by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Dr. Kaldjian during the period of the employment relationship, whether or not during working hours. Dr. Kaldjian further understands that “Confidential information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise, as well as information related to pending patent applications. Dr. Kaldjian further understands that “Confidential Information” does not include any of the foregoing items that have become publicly and widely known and made generally available through no wrongful act of Dr. Kaldjian or of others who were under confidentiality obligations as to the item or items involved.

(b)     Third Party Information.     Dr. Kaldjian recognizes that the Company has received confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. To the extent Dr. Kaldjian received or had access to such confidential or proprietary information, he agrees to hold all such information in the strictest confidence and not to disclose it to any person, firm or corporation. Dr. Kaldjian further represents and warrants that during his employment with Transgenomic he did not use or disclose such third party confidential or proprietary information except was necessary in carrying out his work for the Company consistent with Company’s agreement with such third party.

6.     Return of Company Property and Documents.     Dr. Kaldjian agrees that, at the time of the execution of this Agreement, or as soon thereafter as is reasonably practical, and if specifically directed by Company, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by or provided to Dr. Kaldjian pursuant to the employment relationship or otherwise belonging to the Company, its successors or assigns, including all originals and copies. Dr. Kaldjian further agrees that any property in his possession and owned by the Company, including disks and other storage media, filing cabinets or other work areas needs to be returned to the Company.

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7.     Non-Solicitation.     Independent of any obligation under any other contract or agreement between Dr. Kaldjian and the Company, for a period of one (1) year following the termination of Dr. Kaldjian’s employment relationship with the Company, Dr. Kaldjian shall not, directly or indirectly, whether as an individual for his own account, or for or with any other person, firm, corporation, partnership, joint venture, association, or other entity whatsoever, which is or intends to be engaged in biotechnology business and, more particularly, that provides technologies for DNA/RNA analysis and purification utilizing DHPLC technologies or any clinical or pharmaceutical reference laboratory business based on these technologies. This includes institutions or companies which employ technologies that were under Dr. Kaldjian’s control in his role at Transgenomic, including COLD-PCR, mitochondrial DNA damage and any other relevant technologies (provided, however, that the restrictions set forth in this clause shall not apply to involvement that consists solely of “beneficially owning,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, 2% or less of the outstanding securities of any class of securities issued by a publicly-traded entity):

(a)     Solicit, interfere with, or endeavor to entice away from the Company any person, firm, corporation, partnership or entity of any kind whatsoever which was or is a client or licensor of the Company, for which the Company performed services, with respect to any business, product or service that is competitive with the products or services offered by the Company, or under development by the Company, as of the date of the termination of Dr. Kaldjian’s relationship with the Company. This restriction shall apply only to such clients or licensors of the Company as were serviced or solicited by Dr. Kaldjian at any time during the one (1) year prior to the separation of Dr. Kaldjian’s relationship with the Company, either as an independent contractor or as an employee of the Company;

8.     Business Opportunity.     Dr. Kaldjian represents and acknowledges that the foregoing restrictions will not prevent him from obtaining gainful employment in his field of expertise or cause him undue hardship and that there are numerous other employment opportunities available to him that are not affected by the foregoing restrictions. Dr. Kaldjian further acknowledges that the foregoing restrictions are reasonable and necessary in order to protect the Company’s legitimate interests and that any violation thereof would result in irreparable injury to the Company.

9.     Cooperation.     Dr. Kaldjian promises that, as of the date of the Agreement, and in consideration for the payment from the Company provided by this Agreement, he will fully cooperate with the Company to transition his work to others within the Company and to assist the Company with any outstanding matters. This cooperation shall include, but not be limited to, answering fully and in good faith all questions asked of him regarding the nature and status of all assignments, projects of which he was currently working at the time of his departure from the Company and regarding the nature of his work generally, including, but not limited to, the location of all documents and files necessary to effectively and efficiently transition his work to others.

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10.     Remedies.     In the event of any violation of any term in this Agreement, the Company shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief, without the issuance of a bond, as well as an equitable accounting of all profits or benefits arising out of such violation. The Company shall further be entitled to damages directly or indirectly sustained by the Company as a result of such violation, including, but not limited to, attorneys’ fees and costs incurred in enforcing this Agreement. In the event of the violation of any of the foregoing restrictions, the period, if any, herein specified for such restrictions shall abate during the time of violation thereof, and that portion remaining at the time of commencement of any violations shall not begin to run until such violation has been fully and finally cured.

11.     Entire Agreement.     This Agreement contains the entire understanding and agreement between the Company and Dr. Kaldjian with respect to the subject matter hereof and supersedes any prior agreements or understandings between them pertaining thereto but for the Confidentiality Agreement Dr. Kaldjian signed in connection with his employment with Transgenomic, which agreement remains in effect.

12.     Governing Law.     This Agreement shall be construed and interpreted in accordance with the substantive laws of the State of Nebraska without giving effect to its conflict of laws principles. Dr. Kaldjian submits to the jurisdiction of the federal and state courts located in Douglas County, Nebraska and consents that he may be served with any process or paper by certified or registered mail or by personal service within or without the State of Nebraska in accordance with applicable law. Furthermore, Dr. Kaldjian waives and agrees not to assert in any action, suit or proceeding brought by Company to enforce this Agreement that he is not personally subject to the jurisdiction of such Douglas County, Nebraska courts, that the action, suit or proceeding is brought in an inconvenient forum or the venue of the action, suit or proceeding is improper.

13.     No Assignment.     The obligations of Dr. Kaldjian under this Agreement are personal and may not be assigned by him to any other entity or person without the prior written consent of the Company. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their successors, assigns and heirs.

14.     Nondisclosure of Terms.     You agree not to disclose the existence or contents of this Agreement, unless required by law. This restriction will not apply to disclosure by You to members of your immediate family or to your legal, tax or financial advisors, provided that You advise them of this provision, and You agree to use your best efforts to protect against any further disclosure by these persons.

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15.     Noncompliance.     Your receipt of the consideration herein is conditioned upon your compliance with the provisions of this Agreement, including, but not limited to your agreement to maintain Company’s Confidential Information confidential. Each of these provisions is material, and if You violate any of them, the Company may immediately withhold and/or recover any of the amounts paid or agreed to be paid to You in this Agreement without waiving its right to pursue any other available legal or equitable remedies, and your entitlement to continued payments under this Agreement shall immediately cease and be forfeited.

16.     Effect of Invalidity.     If a court finds that one or more of the provisions of this Agreement are unenforceable, that clause will be severed and the balance of the agreement will be enforceable, except that if any such provision found to be unenforceable affects the fundamental purpose of that Agreement, including the release contained above, then this entire agreement will be null and void at Company’s option, your entitlement to the payments identified above will cease, and you shall immediately return the payments you have previously received to the Company. The Company and you agree not to take any action to challenge the validity or enforceability of any term or condition of that Agreement.

17.     Knowing and Voluntary.     All parties to this Agreement expressly acknowledge that they understand all the provisions of this Agreement and that they are knowingly and voluntarily entering into this Agreement.

18.     Nonadmission.     This Agreement shall not be construed as an admission by the Company or any other Released Party of any wrongful or unlawful act or omission against Dr. Kaldjian or any other person. The Company specifically disclaims any liability to, or wrongful or unlawful act or omission against, Dr. Kaldjian or any other person on the part of itself or any other Released Party.

19.     Opportunity to Review and Right to Revoke.     Dr. Kaldjian expressly acknowledges that the Company has encouraged and given him the opportunity to thoroughly discuss all aspects of the Separation Agreement and General Release with his attorney or other advisor before signing and that he has thoroughly discussed or, in the alternative, has freely elected to waive any further opportunities to thoroughly discuss this Separation Agreement and General Release with his attorney or advisor. Dr. Kaldjian further acknowledges that in accordance with the provisions of the Older Workers Benefit Protection Act of 1990, Transgenomic has specifically informed him that he has up to 45 days, should he so choose, in which to review and consider the terms of this Separation Agreement and General Release prior to signing the same. Dr. Kaldjian also understands that he has the right to revoke this Agreement within seven (7) days after its execution.

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PLEASE READ CAREFULLY. YOU ARE GIVING UP ANY LEGAL CLAIMS THAT YOU HAVE AGAINST TRANSGENOMIC BY SIGNING THIS AGREEMENT.

EXECUTED this 13th day of April, 2010.

/s/ Eric Kaldjian
Eric Kaldjian

EXECUTED this 19th day of April, 2010.

TRANSGENOMIC, INC.

By:	/s/ Craig Tuttle
Craig Tuttle, President and Chief Executive Officer

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